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                                                                    Exhibit 4.4




                        INTERACTIVE PICTURES CORPORATION

                      AMENDED AND RESTATED RIGHTS AGREEMENT

                                 March 22, 1999





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                                TABLE OF CONTENTS

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                                                                                   Page
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

     SECTION 1    Restrictions on Transferability; Registration Rights................1

         1.1      Certain Definitions.................................................1
         1.2      Restrictions........................................................2
         1.3      Restrictive Legend..................................................2
         1.4      Notice of Proposed Transfers........................................4
         1.5      Requested Registration..............................................4
         1.6      Company Registration................................................6
         1.7      Registration on Form S-3............................................7
         1.8      Limitations on Subsequent Registration Rights.......................8
         1.9      Expenses of Registration............................................8
         1.10     Registration Procedures.............................................9
         1.11     Indemnification.....................................................9
         1.12     Information by Holder..............................................12
         1.13     Rule 144 Reporting.................................................12
         1.14     Transfer of Registration Rights....................................12
         1.15     Standoff Agreement.................................................13
         1.16     Termination of Rights..............................................13
         1.17     Assumption of Obligations..........................................13

     SECTION 2    Maintenance of Equity Position.....................................13

         2.1      Notice of Transactions.............................................13
         2.2      Right to Purchase Allotment........................................14
         2.3      Purchase Price.....................................................14
         2.4      Purchase at Closing................................................14
         2.5      Exceptions.........................................................14
         2.6      Termination of Rights..............................................15

     SECTION 3    Miscellaneous......................................................15

         3.1      Assignment.........................................................15
         3.2      Third Parties......................................................15
         3.3      Governing Law; Waiver of Jury Trial................................15
         3.4      Counterparts.......................................................16
         3.5      Notices............................................................16
         3.6      Severability.......................................................16
         3.7      Amendment and Waiver...............................................16
         3.8      Effect of Amendment or Waiver......................................16
         3.9      Rights of Holders..................................................17
         3.10     Delays or Omissions................................................17


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                      AMENDED AND RESTATED RIGHTS AGREEMENT


         This AMENDED AND RESTATED RIGHTS AGREEMENT (this "Agreement") is made as of March 22, 1999 by and among INTERACTIVE PICTURES CORPORATION, a Tennessee corporation (the "Company"), J.P. MORGAN VENTURES CORP., a Delaware corporation ("J.P. Morgan"), GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation ("GE Capital") and the persons set forth on Exhibit "A" attached hereto (collectively, along with J.P. Morgan and GE Capital, the "Purchasers", and individually a "Purchaser").

         WHEREAS, the Company and J.P. Morgan are parties to a Rights Agreement dated January 14, 1999 (the "Original Agreement");

         WHEREAS, the Company and J.P. Morgan entered into the Original Agreement in contemplation of subsequent sales of the Series D Preferred Stock of the Company. The Company now desires to sell additional shares of its Series D Preferred Stock; and

         WHEREAS, the parties intend for the other Purchasers to become a party to the Original Agreement and desire to amend and restate the Original Agreement, all upon the terms and conditions set forth below:

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

                                    SECTION 1

                        RESTRICTIONS ON TRANSFERABILITY;
                               REGISTRATION RIGHTS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         "Closing Price" shall mean, with respect to the Common Stock on any Trading Day, the average of the reported closing bid and asked prices on the NASDAQ National Market or, if the Common Stock is not listed or admitted to trading on the NASDAQ National Market, the last reported sales price regular way on the New York Stock Exchange or the American Stock Exchange or, if the Common Stock is not listed or admitted to trading on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean the shares of Common Stock of the Company, with a par value of one-tenth of one cent ($.001) per share.



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         "Conversion Shares" shall mean the shares of Common Stock of the
Company issued or issuable upon conversion of the Preferred Shares.

         "Current Market Price" shall mean the current market price per share of Common Stock. This figure shall be the average of the daily Closing Price for the 20 Trading Days ending on the date in question.

         "Holder" shall mean any Purchaser holding Registrable Securities and any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 1.14 hereof.

         "Initiating Holders" shall mean Holders in the aggregate of not less than thirty percent (33%) of the Registrable Securities as defined for purposes of that particular section.

         "Preferred Shares" shall mean the Series D Preferred Stock of the Company.

         The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses incurred by the Company in connection with any registration pursuant to Sections 1.5, 1.6 and 1.7 of this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "Registrable Securities" means (i) the Preferred Shares and the Conversion Shares; (ii) any shares of Common Stock, Preferred Shares or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as ) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i); and (iii) any securities issued in exchange for Common Stock or Preferred Shares in any merger or reorganization of the Company excluding in all cases, however, any Registrable Securities sold or transferred by a person in a transaction in which rights are not assigned under Section 1.14.

         "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 1.3 of this Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for the Holders (except as provided by Section 1.9).

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         "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and
Friday, other than any day on which securities are generally not traded on the applicable securities exchange or in the applicable securities market.

         1.2 RESTRICTIONS. The Preferred Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee or pledgee of its Preferred Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

         1.3 RESTRICTIVE LEGEND. Each certificate representing the Preferred Shares and any other securities issued in respect of the Preferred Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section
1.4 below) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, PURSUANT TO RULE 144, IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT."

             "THE PURCHASER OF THE SHARES AGREES FOR THE BENEFIT OF THE
         COMPANY THAT (A) THE SHARES WILL BE OFFERED, RESOLD, OR OTHERWISE TRANSFERRED (I) ONLY OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULES 904 AND 905 UNDER THE SECURITIES ACT, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER OR ANOTHER AVAILABLE EXEMPTION THEREUNDER OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND, IN EACH OF CASES (I) THROUGH
         (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

             "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED
         ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, AND IS SUBJECT TO THE TERMS OF A VOTING AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY."


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             IF THE PURCHASER IS A FOREIGN INVESTOR, HIS, HER OR ITS
         CERTIFICATE REPRESENTING THE PREFERRED SHARES WILL ALSO INCLUDE THE FOLLOWING LANGUAGE IN ITS LEGEND:

                  "THE PURCHASER OF THE SHARES AGREES NOT TO ENGAGE IN HEDGING
             TRANSACTIONS INVOLVING THE SHARES UNLESS IN ACCORDANCE WITH THE SECURITIES ACT."

         Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

         1.4 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require such a legal opinion or "no action" letter (a) in any transaction in compliance with Rule 144 or Regulation S, (b) in any transaction in which a Purchaser which is a corporation distributes Restricted Securities after six (6) months after the purchase thereof solely to its majority-owned subsidiaries or affiliates for no consideration, or (c) in any transaction in which a Purchaser which is a partnership distributes Restricted Securities after six (6) months after the purchase thereof solely to partners thereof for no consideration, provided that each transferee agrees in writing to be subject to the terms of this Section
1.4. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

         1.5 REQUESTED REGISTRATION.

         (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any qualification, compliance or registration of Registrable Securities with an aggregate value of at least $10.0 million, the Company shall:



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              (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

             (ii) use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 1.5:

                (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                (2) Prior to the earlier of (i) six (6) months following the Company's initial public offering or (ii) January 1, 2002;

                (3) During the period ending on the date three (3) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

                (4) After the Company has effected two (2) such registrations pursuant to this subparagraph 1.5(a), such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold; or

                (5) If the Company shall furnish to such Holders a certificate, signed by an executive officer of the Company, stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this
         Section 1.5 shall be deferred for a single period not to exceed one hundred-twenty (120) days from the date of receipt of written request from the Initiating Holders.

         Subject to the foregoing clauses (1) through (5), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders, and in any case, not later than seventy-five (75) days thereafter.



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         (b) Valuation.  The $10.0 million referred to in Section 1.5(a) above shall be computed as follows:

         (i) if the Common Stock of the Company is listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market, then the $10.0 million is measured as the product of the Current Market Price on such date of determination times the number of shares of Common Stock and securities convertible into or exchangeable or exercisable for Common Stock of the Holders (in the aggregate) outstanding on such date.

         (ii) if the Common Stock of the Company is not listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National market, then the $10.0 million is measured as the aggregate offering price of the Registrable Securities at the date request is made.

         (c) Underwriting. In the event that a registration pursuant to Section
1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(i). The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder's Registrable Securities in the underwriting, to the extent requested, to the extent provided in this Agreement.

         The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

         If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration.

         1.6 COMPANY REGISTRATION.

         (a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or


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holders other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

              (i) promptly give to each Holder written notice thereof, and

             (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved in such registration, all the Registrable Securities specified in a written request or requests received within twenty (20) days after receipt of such written notice from the Company by any Holder, but only to the extent that such inclusion will not diminish the number of securities included by the Company or by holders of the Company's securities who have demanded such registration pursuant to Section 1.5 hereof.

         (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event, the right of any Holder to registration pursuant to
Section 1.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the holders who have demanded such registration). Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter, with the Company's permission, may reduce the Registrable Securities to be included in such registration, pro rata among the Holders; provided, however, that the Company's shares shall be given priority. The Company shall so advise all Holders and the other holders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 1.6, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be first allocated among all Purchasers in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Purchasers at the time of filing the registration statement, and after satisfaction of the requirements of the Purchasers, the remaining shares that may be included in the registration and underwriting shall be allocated among the remaining Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing of the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto (the "Lock-Up Period"); provided, however, that if such registration is not the Company's initial public offering such Lock-Up Period shall be one hundred twenty (120) days unless the managing underwriter determines that marketing factors require a longer period in which case the Lock-Up



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period shall be specified by the managing underwriter but shall not exceed one hundred eighty (180) days. Affiliates of the Purchasers shall be deemed to be Purchasers for purposes of this provision.

         (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

         1.7 REGISTRATION ON FORM S-3.

         (a) If a Purchaser requests in writing that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form; provided, however, that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 1.7 in any twelve (12) month period. The Company will (i) promptly give written notice of the proposed registration to all other Holders, and (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company. The substantive provisions of Section 1.5(c) shall be applicable to each registration initiated under this Section 1.7.

         (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, (ii) during the period ending on a date three (3) months following the effective date of, a registration statement (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), or (iii) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a single period not to exceed one hundred twenty
(120) days from the receipt of the request to file such registration by such Holder or Holders.


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



         1.8 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS.

         (a) From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of a majority of the Registrable Securities then outstanding (on a Common Stock equivalent basis) unless (1) such new registration rights, including standoff obligations, are on a pari passu basis with those rights of the Holders hereunder, or (2) such new registration rights, including standoff obligations, are subordinate to the registration rights granted the Holders hereunder; provided, that the inclusion of such holder's securities shall not reduce the amount of Registrable Securities which are included in any registration for which the Holders hold registration rights pursuant to this Agreement.

         (b) Where the Company determines to grant any holder or prospective holder of any securities of the Company registration rights that are on a pari passu basis with those rights of the Holders hereunder and determines that the grant of such rights shall be made pursuant to this Agreement, then such grant shall be evidenced by the execution of an additional signature page to this Agreement by the Company and such holder, without any requirement on the part of the Company to seek the consent or approval of the Holders.

         1.9 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.5 and 1.6 and with up to four registrations pursuant to Section 1.7 and the reasonable cost of one special legal counsel to represent all of the Holders together in any such registration shall be borne by the Company, provided that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 1.5, the request of which has been subsequently withdrawn by the Initiating Holders. In such case, the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.5. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said Registration Expenses or to forfeit the right to one demand registration.

         1.10 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

         (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least ninety (90) days or until the distribution described in the registration statement has been completed; and

         (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary


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prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

         1.11 INDEMNIFICATION.

         (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein; and provided, further, that the Company will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of the Company's failure to provide such prospectus (as amended or supplemented).

         (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of a Holder for indemnification under this
Section 1.11(b) shall not exceed the net proceeds from the offering received by such Holder.

         (c) Each party entitled to indemnification under this Section 1.11 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         (d) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein or if the indemnification provided for in this Section 1.11 is insufficient to hold harmless an indemnified party, then the indemnifying party, in lieu of, or in addition to, indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether any indemnifiable act has been committed by, or relates to information supplied by, the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such indemnifiable act. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 1.11, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.11(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the first sentence of this Section 1.11(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (e) If indemnification is available under this Section 1.11, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 1.11 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 1.11(d) hereof.

         (f) The obligations of the Company and selling Holders under this
Section 1.11 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

         (g) The indemnification and contribution required by this Section 1.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

         1.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

         1.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

         (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

         (c) So long as a Purchaser owns any Restricted Securities, to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

         1.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Purchasers under Sections 1.5, 1.6 and 1.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Purchaser (together with any affiliate); provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) notice of such assignment is given to the Company, and (c) such transferee or assignee (i) is a wholly-owned subsidiary or constituent partner (including limited partners) of such Purchaser, or (ii) acquires from such Purchaser the lesser of (a) 500,000 or more shares of Registrable Securities (as appropriately adjusted for stock splits and the like) or (b) one-half (1/2) of the Registrable Securities then owned by such Purchaser. In the event of a proposed transfer by a Holder to any person whom the Company deems, in its reasonable discretion, to be a competitor of the Company, such transfer shall not be made without the prior written consent of the Company; provided, however, that the foregoing shall not apply to a transfer by GE Capital to any of its affiliates, if such transfer is made solely for tax or related purposes.

         1.15 STANDOFF AGREEMENT. Each Holder agrees in connection with the initial registration of the Company's securities that, upon request of the Company or the underwriters managing any underwritten initial public offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such managing underwriters; provided, however, that the officers and directors of the Company who own stock of the Company also agree to such restrictions.

         1.16 TERMINATION OF RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 1:

         (a) after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, or

         (b) on or after the closing of a public offering of the Common Stock of the Company, initiated by the Company, when all shares of the Holder's Registrable Securities may be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this subsection (b) shall not apply where the Holder owns more than one percent (1%) of the Company's outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock.

         1.17 ASSUMPTION OF OBLIGATIONS. The Company shall not, directly or indirectly, (x) enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation, unless prior to such merger, consolidation, or reorganization, the surviving corporation shall have agreed in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Registrable Securities" shall be deemed to include the securities which the Holders of Registrable Securities would be entitled to receive in exchange for Registrable Securities pursuant to any such merger, consolidation or reorganization.

                                    SECTION 2

                         MAINTENANCE OF EQUITY POSITION

         It is the intent of the Company to provide each Purchaser with an ongoing right to maintain each Purchaser's initial equity interest in the Company as follows:

         2.1 NOTICE OF TRANSACTIONS. The Company shall notify each Purchaser of its bona fide intention to issue (A) any equity securities or (B) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable or exercisable for equity securities, issued in connection with the issuance of such features), or any securities convertible into, or exchangeable or exercisable for, any equity securities (collectively, "Convertible Securities"). The Company shall deliver written notice (the "Equity Notice") of its intention to issue any of the securities described above (the "Issued Securities"). The Equity Notice will be deemed to be an offer to each Purchaser to purchase its Allotment (as defined in Section 2.2) of the securities described in the Equity Notice (the "Offer"), at the purchase price set forth below and with the same rights, privileges and preferences as the Issued Securities, and on the same terms and conditions as those set forth or referenced, as the case may be, in the Equity Notice.

         2.2 RIGHT TO PURCHASE ALLOTMENT.

         (a) Each Purchaser shall be entitled to purchase up to that number of securities described in the Equity Notice such that (x) the percentage of the outstanding shares of Series D Preferred Stock owned by such Purchaser and its affiliates after the issuance of the Issued Securities on an as converted basis (assuming full conversion of all convertible securities) equals (y) the percentage of the outstanding shares of Series D Preferred Stock owned by such Purchaser and its affiliates prior to the issuance of the Issued Securities on an as converted basis (assuming full conversion of all convertible securities) ("Allotment").

         (b) If all securities referred to in the Equity Notice which the Purchasers are entitled to purchase pursuant to subsection (a) are not elected to be purchased as provided in subsection (a), the Company may, during the sixty
(60) day period following the expiration of the anticipated closing date set forth in the Equity Notice, offer the remaining unsubscribed portion of such securities to any person or persons at a price not less than the Purchase Price set forth in the Equity Notice, and upon terms no more favorable to the offeree than those specified in the Equity Notice. If the Company does not enter into an agreement for the sale of such securities within such sixty (60) day period, or if such agreement is not consummated within thirty (30) days of the execution of the agreement, the right provided thereunder shall be deemed to be revived and such securities shall not be offered unless first reoffered in accordance with this Section.

         2.3 PURCHASE PRICE. The Purchase Price of securities described in an Equity Notice shall be the agreed upon price set forth in the Equity Notice.

         2.4 PURCHASE AT CLOSING. Purchaser may purchase its Allotment contemporaneously with the closing of the transaction giving rise to the right to acquire the Allotment; provided that Purchaser has notified the Company, in writing, of its intent to make such a purchase, not less than fifteen (15) days prior to the anticipated closing date set forth in the Equity Notice.

         2.5 EXCEPTIONS. The provisions of this Section 2 shall not apply with respect to (i) the sale of additional shares of Series D Preferred Stock and warrants to purchase Series D Preferred Stock pursuant to, and in accordance with, the Preferred Stock Purchase Warrant dated March 22, 1999 between the Company and GE Capital, (ii) the issuance of shares of Common Stock pursuant to approval of the Board of Directors of the Company (as proportionally adjusted for any split, stock dividend or recapitalization affecting the Common Stock), including options or warrants to acquire Common Stock, in connection with any employee stock option or stock ownership plan, any consulting agreement or arrangement, any restricted stock agreement providing for the issuance of Common Stock to an employee or employees of the Company or any shares granted or options granted to directors or advisory board members of the Company, in existence as of the date hereof or entered into following the date of this Agreement, or (iii) the issuance of shares in connection with the acquisition of or merger with other companies which have been approved by the Board of Directors of the Company.

         2.6 TERMINATION OF RIGHTS The rights provided in this Section 2 shall terminate upon the consummation of the Company's sale of its Common Stock in an underwritten public offering pursuant to an effective registration statement filed under the Securities Act.

                                    SECTION 3

                                  MISCELLANEOUS

         3.1 ASSIGNMENT. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties to this Agreement.

         3.2 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         3.3 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed under the laws of the State of New York and the United States of America without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR

ANY ACTION, PROCEEDING OR INVESTIGATION IN ANY COURT OR BEFORE ANY GOVERNMENTAL AUTHORITY ("LITIGATION") ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

         TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND THE PURCHASERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT RELATED THERETO OR THE SUBJECT MATTER HEREOF OR THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

         3.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.5 NOTICES. All notices and other communications required or permitted under this Agreement shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser's address set forth on Exhibit A, or, at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its offices and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Purchaser.

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

         3.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

         3.7 AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived with the written consent of the Company and the Holders of at least a majority of the outstanding shares of the Registrable Securities, so long as the effect is to treat all Holders equally, which consent shall not be unreasonably withheld. Any amendment or waiver of this Agreement shall require the written consent of any Holder who is disproportionately adversely affected by such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders of Registrable Securities, or agree to accept alternatives to such performance, without obtaining the consent of any Holder of Registrable Securities. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

         3.8 EFFECT OF AMENDMENT OR WAIVER. The Purchasers and their successors and assigns acknowledge that by the operation of Section 3.7 of this Agreement the holders of a majority of the outstanding Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights or increase any or all obligations pursuant to this Agreement.

         3.9 RIGHTS OF HOLDERS. Each holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

         3.10 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

INTERACTIVE PICTURES CORPORATION,
a Tennessee corporation

By: /s/ John J. Kalec
   ----------------------------------
Name: John J. Kalec
     --------------------------------
Title: Vice President and Chief
       Financial Officer
      -------------------------------

PURCHASERS:

J.P. MORGAN VENTURES CORP.               EDEN CAPITAL LIMITED

By: /s/ Simon Davidson                   By: /s/ Thomas Henderson
   ----------------------------------       ----------------------------------
Name: Simon Davidson                     Name: Thomas Henderson
     --------------------------------         --------------------------------
Title: Vice President                    Title: Chairman
      -------------------------------          -------------------------------

GE CAPITAL EQUITY INVESTMENTS, INC.      ONEIDA & WESTERN LLC

By: /s/ James Brown                      By: /s/ B. Ray Thompson, Jr.
   ----------------------------------       ----------------------------------
Name: James Brown                        Name: B. Ray Thompson, Jr.
     --------------------------------         --------------------------------
Title: Department Operations Manager     Title: Authorized Member
      -------------------------------          -------------------------------

AMERICAN EXPRESS TRAVEL
RELATED SERVICES COMPANY, INC.           INVISION AG

By: /s/ Lawrence M. Kutscher             By: /s/ Dr. Stefan Ulrich
   ----------------------------------       ----------------------------------
Name: Lawrence M. Kutscher               Name: Dr. Stefan Ulrich
     --------------------------------         --------------------------------
Title: Vice President, Relationship
       Services                          Title: Sole Director
      -------------------------------          -------------------------------

STEPHENS HOLDING COMPANY                 THC CENTURY AG

By: /s/ C. Ray Gash                      By: /s/ Georg Steiger
   ----------------------------------       ----------------------------------
Name: C. Ray Gash                        Name: Georg Steiger
     --------------------------------         --------------------------------
Title: Vice President
      -------------------------------
                                          /s/ Laban P. Jackson, Jr.
LIBERTY IP, INC.                         -------------------------------------
                                         LABAN P. JACKSON, JR.

By: /s/ Charles Y. Tanabe                /s/ John S. Hendricks
   ----------------------------------    -------------------------------------
Name: Charles Y. Tanabe                  JOHN S. HENDRICKS
     --------------------------------
Title: Senior Vice President
      -------------------------------    /s/ Robert C. Hawk
                                         -------------------------------------
                                         ROBERT C. HAWK

                                         /s/ Kevin Clayton
                                         -------------------------------------
                                         KEVIN CLAYTON

/s/ ROBERT E. STALEY
--------------------------------------------
ROBERT E. STALEY

/s/ EDWARD McCRADY
--------------------------------------------
EDWARD McCRADY

/s/ GREG GREENBERG
--------------------------------------------
GREG GREENBERG

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS


GE Capital Equity Investments, Inc.
c/o General Electric Capital Corporation
120 Long Ridge Road
Stamford, CT  06927
Attn:    Interactive Pictures Corporation
           Account Manager

and to:

General Electric Capital Corporation
10 South LaSalle
Suite 2700
Chicago, IL  60603
Attn:    Interactive Pictures Corporation
           Account Manager

Liberty IP, Inc.
8101 East Prentice Avenue
Suite 500
Englewood, CO  80111

J.P. Morgan Ventures Corp.
60 Wall Street
New York, NY  10260-0060

Motorola, Inc.
20 Cabot Road
Mansfield, MA  02049

American Express Travel Related Services
Company, Inc.
World Financial Center
200 Vesey Street
31st Floor
New York, NY  10285

Invision AG
Neuhofstrasse 4
Ch-6341
Baar, Switzerland

THC Century AG
Austrasse 27
Postfach 183
Fuerstentum Liechtenstein
Vaduz 9490

Oneida & Western, LLC
4624 Chamblis Avenue
Knoxville, TN  37919

Eden Capital Limited
18 Upper Brook Street
London W1Y1PD

Stephens Holding Company
920 East Paces Ferry Road
Suite 3120
Atlanta, GA  30326

Laban Jackson
2365 Harrodsburg Road
Suite B230
Lexington, KY  40504

John Hendricks
Discovery Communications, Inc.
7700 Wisconsin Avenue
Bethesda, MD  20814

Kevin Clayton
Clayton Homes
5000 Clayton Road
Maryville, TN  37802

Robert Staley
7120 Manor Woods Court
Germantown, TN  38138

Robert C. Hawk, Jr.
7585 S. Biscay Street
Aurora, CO  80016

Edward D. McCrady
The Robinson-Humphrey Company
3333 Peachtree Road, N.E.
Atlanta, GA  30326

Greg Greenberg
10704 DeAndra Drive
Zionsville, IN  46077

                                       A-2